                                                                         EX-99A8
                                                                Exhibit 23(a)(8)

                           DELAWARE POOLED TRUST, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION

                  Delaware Pooled Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies, in accordance with Section 2-208 of the Maryland General Corporation Law, to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The Corporation has authority to issue Two Billion (2,000,000,000) shares of common stock with a par value of One Cent ($.01) per share ("Common Stock"), having an aggregate par value of Twenty Million Dollars ($20,000,000). Of such Two Billion (2,000,000,000) shares of Common Stock, One Billion One Hundred and Fifty Million (1,150,000,000) shares of the Common Stock have been allocated to the Corporation's existing series of Common Stock as follows: (i) Fifty Million (50,000,000) shares have been allocated to each of The Large-Cap Value Equity Portfolio, The Aggressive Growth Portfolio, The International Equity Portfolio, The Intermediate Fixed Income Portfolio, The Limited-Term Maturity Portfolio, The Global Fixed Income Portfolio, The International Fixed Income Portfolio, The Mid-Cap Value Equity Portfolio, The High-Yield Bond Portfolio, The Labor Select International Equity Portfolio, The Global Equity Portfolio, The Emerging Markets Portfolio, The Real Estate Investment Trust Portfolio II, The International Mid-Cap Sub Portfolio, The Diversified Core Fixed Income Portfolio, The Aggregate Fixed Income Portfolio, the Growth and Income Portfolio, and The Small Cap Growth Equity Portfolio; and
(ii) Two Hundred and Fifty Million (250,000,000) shares have been allocated to The Real Estate Investment Trust Portfolio. The Real Estate Investment Trust Portfolio is further subdivided and classified into five separate classes, with individual rights and preferences, all as described in the Articles of Incorporation, as amended and supplemented.

                  SECOND: The Board of Directors of the Corporation, at a meeting held on September 17, 1998, adopted resolutions classifying and allocating unallocated and unissued Common Stock of the Corporation as follows:
(a) an additional Fifty Million (50,000,000) shares of Common Stock to the existing series of shares designated as The Global Fixed Income Portfolio series; and (b) an additional Fifty Million (50,000,000) shares of Common Stock to the existing series of shares designated as The International Equity Portfolio series. Eight Hundred and Fifty Million (750,000,000) shares of the Corporation's Common Stock remain authorized but unissued and unallocated shares.

                  THIRD: As a result of the aforesaid reclassification in the authorized Common Stock, the Corporation has authority to issue Two Billion (2,000,000,000) shares of Common Stock, having an aggregate par value of Twenty Million Dollars ($20,000,000). Of such Two Billion (2,000,000,000) shares of Common Stock, One Billion Two Hundred and Fifty

Million (1,250,000,000) shares of the Common Stock have been allocated to the Corporation's existing series of Common Stock as follows: (i) Fifty Million (50,000,000) shares have been allocated to each of The Large-Cap Value Equity Portfolio, The Aggressive Growth Portfolio, The Intermediate Fixed Income Portfolio, The Limited-Term Maturity Portfolio, The International Fixed Income Portfolio, The Mid-Cap Value Equity Portfolio, The High-Yield Bond Portfolio, The Labor Select International Equity Portfolio, The Global Equity Portfolio, The Emerging Markets Portfolio, The Real Estate Investment Trust Portfolio II, The International Mid-Cap Sub Portfolio, The Diversified Core Fixed Income Portfolio, The Aggregate Fixed Income Portfolio, the Growth and Income Portfolio, and The Small Cap Growth Equity Portfolio; (ii) One Hundred Million (100,000,000) shares have been allocated to each of The International Equity Portfolio and The Global Fixed Income Portfolio; and (iii) Two Hundred and Fifty Million (250,000,000) shares have been allocated to The Real Estate Investment Trust Portfolio. The Real Estate Investment Trust Portfolio is further subdivided and classified into five separate classes, with individual rights and preferences, all as described in the Articles of Incorporation, as amended and supplemented.

                  FOURTH: The shares of each of The Global Fixed Income Portfolio series and The International Equity Portfolio series shall have the rights and privileges, and shall be subject to the limitations and priorities, set forth in the Articles of Incorporation of the Corporation.

                  FIFTH: The shares of each of The Global Fixed Income Portfolio series and The International Equity Portfolio series have been classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

                  SIXTH: These Articles Supplementary shall become effective immediately upon filing.

                  IN WITNESS WHEREOF, Delaware Pooled Trust, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President and attested by its Assistant Secretary this 10th day of February, 1999.


                                       DELAWARE POOLED TRUST, INC.



                                       By:_________________________
                                          Eric E. Miller
                                          Senior Vice President
Attest:


________________________
Michael T. Pellegrino
Assistant Secretary

                  THE UNDERSIGNED, Senior Vice President and Assistant Secretary of DELAWARE POOLED TRUST, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary of which this instrument is made a part, hereby acknowledges, in the name and on behalf of said Corporation, said Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                           ___________________________
                                           Eric E. Miller
                                           Senior Vice President and Assistant
                                           Secretary